Investor Relations Contact                    Press Contact
Madelyn Homick                        Shannon Mangum Henderson
Align Technology, Inc.                        Ethos Communication, Inc.
(408) 470-1180                            (678) 261-7803
mhomick@aligntech.com                    align@ethoscommunication.com

ALIGN TECHNOLOGY ANNOUNCES $100 MILLION ACCELERATED STOCK REPURCHASE PROGRAM

TEMPE, Ariz., May 3, 2021 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN) today announced that it has entered into an accelerated stock repurchase agreement ("ASR") with Goldman Sachs & Co LLC, to repurchase $100 million of Align's common stock to complete its $600 million stock repurchase program announced on May 23, 2018.
Under the terms of the ASR, Align will receive an initial delivery of approximately 134,300 shares. The final number of shares to be repurchased will be based on Align's volume-weighted average stock price during the term of the ASR, less an agreed upon discount. The ASR transaction is expected to be completed by August 2021 and will be funded with Align’s cash on hand. As of March 31, 2021, Align had approximately 79.1 million shares outstanding and $1.1 billion in cash and cash equivalents.

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero® intraoral scanners and services, and exocad CAD/CAM software. Align has helped treat over 10.2 million patients with the Invisalign system and is driving the evolution in digital dentistry with the iTero intraoral scanner and exocad CAD/CAM software − modernizing today's practices by enabling enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Forward-Looking Statements
This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be initially delivered to Align under the ASR transaction and Align's expectation that it will finance the ASR transaction with cash on hand. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (SEC) on February 26, 2021. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.